Exhibit 99.1

NeurogesX, Inc.

Announces FDA Approval of Qutenza

Conference Call

November 17, 2009

Operator:    Greetings, and welcome to the NeurogesX, Incorporated Announces FDA Approval of Qutenza conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, the conference is being recorded.

It is now my pleasure to introduce your host, Ms. Sara Pellegrino, Investor Relations from The Ruth Group. Thank you, Ms. Pellegrino, you may now begin.

Sara Pellegrino:    Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer, and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business, which are not historical facts may be forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 or the Act. NeurogesX disclaims any intent or obligation to update these forward looking statements, and claims protection of the Safe Harbor for forward looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements related to the timing of launch and commercialization of Qutenza, results of market research regarding market acceptance and potential of Qutenza, the benefits of Qutenza, establishment of distribution for Qutenza, expectations regarding actions to support commercialization of Qutenza, the size of the initial target group of physicians for our commercialization efforts, expectations with regard to the build-out of our sales and marketing infrastructure, actions regarding obtaining reimbursement for end users of Qutenza, and expectations regarding expenses.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward looking statements are contained in the risk factors section of our filings with the SEC, including our Form 10-K for the 2008 fiscal year, which was filed with the SEC on March 26th, 2009, and our Form 10-Q for the third quarter of 2009, which was filed on November 9th, 2009.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Tony DiTonno:    Thank you, Sara. And I’m happy—very happy to announce that Qutenza has been approved by the FDA for the management of neuropathic pain associated with postherpetic neuralgia. I know that all of you appreciate what a monumental undertaking it is to get a drug approved in the United States. The FDA give small companies no preference, and no shortcuts to approval. While the length of time it has taken us to get to the final approval is on par for our industry, we have accomplished this milestone with significantly less capital than industry norm. And this is, in essence, the efficiency of what a specialty pharma company can accomplish, and why we are so proud of this important event.

If you would indulge me for a moment, I want to express my appreciation to the NeurogesX team for all the hard work, dedication, and unending optimism that enabled us to reach this point in our corporate lives. I use the word team as broadly as I can, and include our venture capital investors who supported us from the earliest days, and continue to support us. And I include past colleagues, including our Founder, Dr. Wendy Roberts (sp?), whose initial concepts have been the building blocks upon which we stand here today. I include our business partners, such as Lohmann (sp?) Therapy Systems, whose work in developing the patch was instrumental in its ultimate success. And we include, of course, our current employees who continue to be the fuel that drives this great company.

With the approval of Qutenza in hand in the United States, I think you have to agree with me that we can honestly say that 2009 has been a watershed year for NeurogesX, having completed an approval in Europe in May, a commercial partnership with a world class pharmaceutical company, Astellas (sp?) in June, and now approval in the United States. But we know that the hard work has just begun, so let’s look to the future and start to answer the questions that I know most of you have.

At present, we’re anticipating launching Qutenza in the United States in the first half of 2010. We have a lot to do between now and then, but we have the people, and the resources to do it, and are energized by the challenge. Over the past few months, we have been working to establish the groundwork for our product launch. We are well down the road of establishing our distribution channel. We have already completed the manufacture of, and expect to have product ready to go into that channel in time to support our launch in the first half of 2010. And now that we have the approval in hand, our Vice President of Sales is gearing up the process of first hiring regional sales directors, and shortly thereafter, our sales reps.

Even before that, we are in the process of fielding a medical science liaison team who will work to educate key opinion leaders around the country on Qutenza. There are too many details for me to enumerate here today, but suffice it to say, we are working on all fronts to ensure a successful launch of Qutenza.

I mentioned in our quarterly conference call that we are just wrapping up a major market research study, which included both qualitative and a quantitative evaluation of the potential for Qutenza in the US. And importantly, looked at key drivers of potential physician behavior in considering whether to use Qutenza, and what circumstances might lead to greater or lesser tendencies to use Qutenza.

I want to check a moment and review some of the outcomes of that study. By way of background, this latest market research is the third time we have looked at the landscape of how physicians treat patients with neuropathic pain. We started in 2003, took another look at the end of 2007, and are now finishing up our latest analysis. Unlike many therapeutic areas, the unmet medical need we saw in 2003 is virtually the same as what exists today. There have been no real breakthrough technologies or mechanistic improvements to modify the disease, or treat the pain. The standard of care is still the use of anticonvulsants, antidepressants, and opioids. These are systemic products, that while effective, come with side effect profiles that many patients find hard to tolerate. Another locally acting product, Lidoderm (sp?) has enjoyed success in the market, but needs to be applied daily.

We think the addition of Qutenza, as a product that acts locally at the site of pain, and can result in reduced pain for up to 12 weeks from a single 60 minute application by a health care professional offers an exciting new option for both physicians and the PHN patients they treat.

The most common side effects seen in our clinical trials with Qutenza were transient local application site reactions, including redness, pain, itching, and (inaudible). We continue to work with this data for a number of launch-related activities, including determining our sales, our launch sales force size, and geographic placement. And now that we have received the final label, we are working with our advertising and public relations groups to sync up the label with promotional materials that have been developed.

As I’d mentioned, we are planning on launching Qutenza in the first half of 2010. We have already hired sales, marketing, and commercial operations professionals who are responsible for the build-out of our sales and marketing infrastructure. With the approval in hand, we will now begin to augment these hires with regional sales directors, medical affairs personnel, medical science liaisons, reimbursement specialists. As we get nearer to actual launch, sales reps. We also plan to utilize nurse educators to make sure that physicians and their staffs are trained properly.

Our current view of our launch is to be very focused and target a group of physicians to probably number around 2 to 3,000. With the targeted launch of the product, particularly over the six—the first six to 12 months of the launch, our objective is ensure that each physician is well-trained to appropriately administer Qutenza, and that each patient has a positive experience. Think of this initially as quality versus quantity.

Given the unique nature of Qutenza, we believe that this approach will maximize the ultimate value of the Qutenza brand. We believe that

Astellas has a similar view in how they are approaching the launch of Qutenza in Europe. As we move closer to launch, we expect to provide you with more specifics on our launch strategy, and importantly, what metrics you might use to gauge our launch success.

We all believe that Qutenza will be a significant product in the market. Our goal will be to help you think about what the first year or two may look like as we enter this Qutenza into the market.

With regard to US reimbursement, again, with the final label in hand, we now have the information that will allow us to go back to CMS to further our discussions, and get their guidance as to how to approach the local medicare carriers.

As I’m sure you can imagine, it feels like that we have just finished a marathon, and in some respects that’s true. But we realize, and are energized by the fact that the real race is just beginning.

We look forward to keeping you updated as we approach the product launch. I am very proud of the NeurogesX team’s accomplishments that has gotten us to this point, and never more confident in its ability to effectively bring Qutenza to the market.

We can now open the call for questions. Operator?

Operator:    Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Thank you. Our first question is coming from Greg Wade (sp?) of Wedbush.

Greg Wade:    Good morning, and thanks for taking my questions, and congratulations. First up, just with respect to pricing. Is there any thought on how much the product will be priced for in the United States, and has Astellas established a price yet in Europe? Thanks.

Tony DiTonno:    We’re going to, we haven’t done the final market research to establish pricing in the US, so it’s premature to talk about, and I, and we are not yet aware of where Astellas is in terms of their pricing discussions either.

Greg Wade:    Okay, and then with respect to the sales force size, can you just give us a little bit of, you know, some better bounds as to how many folks you think you’ll initially start out with?

Tony DiTonno:    Well, we’re literally in the throes of, you know, taking the word sync out of that by running our quantitative market research through the, you know, the ZS (sp?) sales model. But again, I think consistent with what we’ve said in the past, you know, somewhere in the vicinity of 30 to 40 reps at launch is probably where we’ll wind up.

Greg Wade:    Great. Okay, thanks for taking my questions. I’ll jump back in the queue.

Operator:    Thank you. Our next question is coming from Greg Servanaze (sp?) of Jefferies & Company.

Tony DiTonno:    Hello?

Greg Servanaze:    Hi. How are you? Good morning. Thanks for taking the question, and congratulations on your approval. Just several questions, if I may. With the label that you now have in hand, can you give us a sense of how it turned out versus your expectations? And my second question, if I could, is while I realize that you can’t promote the drug for off-label use, could you, perhaps, help us understand how you see—in what areas, given your sense of the physicians, on where off-label use might occur? Thank you.

Tony DiTonno:    Well, to start off with, I would say that we are very pleased with the outcome in terms of what the label actually says. The label is about as plain vanilla as, frankly, as I’ve ever seen. There were no post marketing commitments that were attached to it. It’s actually a very straightforward label. It contains essentially exactly what we—what we had hoped for.

What was the second question? Can you remind me of the second part?

Greg Servanaze:    Yes, the second question had to do with how you’re viewing potential off-label use. I realize that the company can’t actually promote for off-label use, but given that off-label use in such medications is fairly widespread, if you could just give a sense on how you think physicians might be using this?

Tony DiTonno:    Well, you know, that’s virtually impossible to speculate on. What I can say is this. We do have a publication that’s in the literature that demonstrates efficacy of Qutenza in a model of pain in HIV associated neuropathy modeled pain. So there is data in the literature if a physician, you know, wanted to try the product in HIV, it would at least be supported in the literature. But, you know, as you said, and as you well know, we will, you know, there’s no way that we will go anywhere near promoting the product for anything other than what the label indication actually says.

Greg Servanaze:    Okay. Thank you very much, and I’ll jump back in the queue.

Tony DiTonno:    Thank you.

Operator:    Thank you. As a reminder, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypads at this time.

Thank you. Our next question is coming from Greg Bohlen of Wasatch Cross Creek.

Greg Bohlen:    Hi, guys. Congratulations.

Tony DiTonno:    Thank you.

Greg Bohlen:    It’s a pack of Gregs, obviously, on the phone this morning. What have you guys learned from your preparation of the launch in Europe that you will use for the launch in the United States?

Tony DiTonno:    That’s a tough one. You have to bear in—well, there’s—well, there are some—there are a lot of commonalities. For instance, in the messaging, the single application for long-term relief is clearly something that will probably pervade both campaigns. The—there are two significant differences. One is that obviously the size and scale of the operation in Astellas as opposed to, you know, the size of the company in the US. And the other one, more—much more importantly is the label in Europe is so much broader. So it’s really hard to know, you know, whether there will be learnings. I suspect that we will get a little better insight on that as we move. Later on the in the year we do have meetings scheduled with Astellas where they plan to give us a little bit more of a peek into their launch plans. But from what we’ve seen, and talked about so far, you know, again, extended relief, 60 minutes, three months worth of relief, non-systemic, site specific, I think the common core message across the world will be the same.

Greg Bohlen:    Great. Thanks. And again, congratulations, guys on a job well done.

Tony DiTonno:    Thank you, Greg.

Operator:    Thank you. Our next question is coming from Jason Napodano (sp?) of Zacks Investment Research.

Jason Napodano:    Hi, guys. Congratulations.

Tony DiTonno:    Thank you.

Stephen Ghiglieri:    Thanks, Jason.

Jason Napodano:    Just wondering if you could give us a sense of what percent of the business do you think will be medicare reimbursed, and versus private, and how long do you think it’ll take to get those reimbursement codes fully established?

Tony DiTonno:    So the majority, yes, you know, if you look at the mean age of the patients in our clinical trials, it was over 70 years old. So I’d say, you know, the medicare portion of the population would be well over 50%, maybe 60; something in that vicinity.

Jason Napodano:    Okay. And as far as getting those codes established?

Tony DiTonno:    Well, now that we have the final label in hand, you know, we had talked on our quarterly call and mentioned that we have been to CMS,. W think we know what CMS requires to give us further guidance, and I would tell you that the label, as we see it today, we should handle the, you know, it should answer the questions that they have, and obviously I wouldn’t be surprised if our reimbursement specialist Chris Panarites (sp?) isn’t, you know, on the phone with the people at, you know, CMS sometime later today. It’s our number one top priority obviously.

Jason Napodano:    Great. Very good. Thank you.

Tony DiTonno:    You’re welcome.

Operator:    Thank you. Our next question is coming from Greg Gilbert of Bank of America Merrill Lynch.

Greg Gilbert:    Thanks. Good morning. Are you considering a marketing partner before you pull the trigger on the rep hires, or are you pretty much set on that?

Tony DiTonno:    The answer is yes. You know, we’re—we are considering a marketing partner. We have discussions ongoing with several, you know, groups as to how we might slice and dice the market up. One of the things that I think we are becoming more and more, especially as we get a quantitative—more quantitative in our look at the market, is how highly concentrated the prescribers (inaudible), the patients and the prescribers are. And sometimes it’s difficult to find the way for a big company to split up, you know, a small group of physicians.

If a structure came by, if we found a way to do something meaningful with a bigger partner that would allow us to increase our reach and frequency, we would do that in a heartbeat. But as we sit here today, you know, we’re preparing to do this on our own.

Greg Gilbert:    And back on the reimbursement front, what are the metrics and goals you have for patient access in, outside of a medicare setting, and how should we expect to be hearing about those from you?

Tony DiTonno:    Well, we, you know, our—if you think of those as national accounts, managers will also be at the same time we’ve got them working with the Medicare regional carriers, they’re also going to be, you know, in front of all of the major HMOs, PVMs. I mean it—we would do, you know, ultimately the same job of work there as we do in the private side.

Greg Gilbert:    And then just lastly. Can you describe the types of the docs and/or patients that you think will prefer your product over Lidoderm? You know, is frequency of dosing the real hook , or are them some other obvious points you’d want us to take away? Thanks.

Tony DiTonno:    You know, I think specifically with Lidoderm, the products are actually quite similar. I don’t see any real reason why the products couldn’t be used in combination. You could apply our patch for 60 minutes, and then if patients had, you know, days where they felt like they needed some extra pain relief, they could apply a Lidoderm patch. The real difference, frankly, between ourselves and Lidoderm is daily administration. It’s just so much easier from a patient standpoint not to have to do something on a day-to-day basis.

Greg Gilbert:    Thanks.

Operator:    Thank you. Our next question is coming from Bart Classen (sp?) of Summer Street Research Partners.

Bart Classen:    Congratulations, gentlemen.

Tony DiTonno:    Thank you.

Bart Classen:    Wanted to ask a question about your launch and burn rate. Can you give us some guidance, you know, you’re sitting on plus over 50 million. You know, do you expect to burn through that as you launch this? Can you give us some guidance on that, please?

Stephen Ghiglieri:    Sure. This is Stephen. We haven’t given specific 2010 spend guidance yet, although we anticipate that we will as we move through the end of this year. As you know, we ended the third quarter with about 57 million in cash, and we’ve been burning in the range of about 5 to 6 million, but we expect that number to increase somewhat in the fourth quarter; not dramatically.

So with the 57 million at the end of the third quarter, we will work that—that will take us through the launch of the product. And as we’ve said a few times on our quarterly conference calls, our objective is really to ensure that we have either the capital in the bank, or access to it that would allow us to have at least four to six quarters post launch. So while we’re very comfortable with our current cash position, we are focused on ways that we may be able to enhance the balance sheet as we sit here today.

Bart Classen:    Thank you so much.

Stephen Ghiglieri:    Sure.

Operator:    Thank you. Our next question is coming from Jill Wahleithner (sp?) of Wasatch Advisors.

Jill Wahleithner:    Hi, guys. Congratulations.

Tony DiTonno:    Thank you, Jill.

Jill Wahleithner:    Two questions. The first is were there any limitations (inaudible).

Tony DiTonno:    Jill, you’re really, really quiet. Can you speak louder?

Jill Wahleithner:    I’ll talk louder. It’s early in the morning. Are there any limitations for use with other drugs in the label?

Tony DiTonno:    No, there aren’t.

Jill Wahleithner:    And products on hand for both launches; manufactured at the same site, and how much do you have?

Tony DiTonno:    Manufactured at the same site, and we have a lot.

Jill Wahleithner:    Could you be more specific than a lot, or…?

Tony DiTonno:    We have enough that we’ll handle both ourselves and Astellas’ launch volumes very effectively.

Jill Wahleithner:    Okay. Thank you.

Tony DiTonno:    Sure.

Operator:    Thank you. As a reminder, ladies and gentlemen, you may press star, one if you would like to ask a question.

Thank you, there’s a follow-up question coming from Greg Servanaze of Jefferies & Company.

Greg Servanaze:    Yes, thanks for taking my follow-up question. It has to do with some earlier comments that you made about the difference in the size and scales of the launch in the US versus Europe, and that the labels are somewhat different. I believe you said that the label in the EU was much broader. Can you give some color on how you see the market size in the US versus Europe?

Tony DiTonno:    As a guess, you know, as a guess, when you look at the geography that we licensed to Astellas, it’s a—it’s the, you know, in the old days we used to think of Europe as five countries; the big five. Now obviously there’s 20- whatever-7 members in the European Union. It also covers the Middle East, it covers Russia, it covers Turkey, it covers Africa. So when you, you know, traditionally I would say you’d always expect Europe to be maybe 35 or 40% of the total, and the US to be 60. With the size and scope of the territory that they have, I wouldn’t be surprised if it might not be, you know, pretty similar.

The, with regard to the label, just to remind you, the label in Europe is peripheral neuropathic pain, alone or in combination with other medicines in non-diabetics. So it really is, you know, a very broad label, whereas the label that we have in the US is postherpetic neuralgia. So they’re pretty dramatic differences.

Greg Servanaze:    Okay, and I guess a follow-up to that is do you have any plans to do any further clinical studies to expand the label here in the US?

Tony DiTonno:    Well, we’ve got plans; we’ve got ideas. You know, we haven’t put them down on paper yet. As a condition of approval in Europe, there was, and Astellas is either taking (sp?) an evaluation of safety and efficacy on a long-term basis in label—all label indications. And there is a discussion that’s outstanding about the potential for some critical study in the field of diabetes. As we move down the line with Astellas and their—and their plans become clear, you know, potentially hopefully we might be able to harmonize whatever they have to do with whatever we might want to do to expand our label.

The other complicating piece, not complicating, but the other variable card from our standpoint is as you may know, we have a follow-on second generation product, which is the same basic idea, which is a high-concentration of capsaicin (sp?) applied for a short period of time, and maybe, you know, one of the considerations we may have is to look to label expansion with that product as opposed to our patch.

So I know that’s a long-winded answer, and maybe it was too vague. We do intend to look at ways to expand our label, but the actual plan and route of that, as we sit here today, I can’t be more specific about.

Greg Servanaze:    Okay, thank you very much.

Tony DiTonno:    Not at all.

Operator:    Thank you. Our next question is coming from Greg Wade of Wedbush.

Greg Wade:    Hey, thanks for taking my follow-up question. So with respect to the market research that you’ve been conducting, can you give us any insights as to whether you think physicians will stick with the label into PHN, or to expand it outwards? And then your phase three studies were done in patients who had had chronic postherpetic neuralgia for at least six months, I believe, following an infection. What’s your current understanding or thinking about how physicians will use the treatment? Do you think they’ll use it in more patients earlier, or they’ll wait the full six months? Thanks.

Tony DiTonno:    That’s a—that’s a great question. When you—when you’re trying to get a drug approved, obviously you need to be as ivory towers as you possibly can in the way you design and conduct your clinical trials. And there is great debate in the academic community as to what postherpetic neuralgia really is. There are, you know, there’s literature that suggests that it’s three months post the rash, six months post the rash. There’s literature to support the fact that it’s one year post the rash. So in our studies, as you know, we used six months as entrance (sp?) criteria. So that’s how you get a drug approved.

Now let’s get into the real world. If you’re a patient, and you’ve had this—many physicians—I think the quote in our press release from Dr. Webster was “excruciating pain”. Shingles pain is extremely painful, and depending on how early and aggressive you treat the shingles outbreak itself, it basically is going to last, you know, a couple weeks, maybe a month. But ultimately, that rash is going to resolve. But in many of these patients the pain persists. So it’s hard for me to imagine that a physician will look to some academic definition of what postherpetic neuralgia is. I think if a physician has a patient in pain, they’ll treat them, and they’re probably treating them right now with Neurica (sp?), (inaudible), et cetera. I expect that they’ll do the same with ours.

Greg Wade:    Great, thanks. And then now that you have an approved drug, have you been—I mean (inaudible) to the approval here, have you been approached by physicians to do any investigator sponsored studies? And in what areas are people asking you about, you know, help with in terms of their research?

Tony DiTonno:    There, you know, there’s—it’s been a lot. Post surgical traumatic pain is something that’s come up. There are a lot of thought leaders who think that there is a neuropathic component of chronic lower back pain. Patients who undergo chemotherapy very frequently develop neuropathies in their (inaudible). So there’s a lot of interest in, and a lot of curiosity as to what, you know, as to what component nerve signal is involved in processes that, you know, classically we describe as inflammatory, or traumatic.

Greg Wade:    Thanks.

Operator:    Thank you. There are no further questions at this time. I’d like to hand the floor back over to management for any closing comments.

Tony DiTonno:    Well, thanks again today for your time to spend with us. NeurogesX continues to be an exciting journey for me personally, and I look forward to keeping you updated on our progress as we prepare for the launch of Qutenza in 2010. Thanks.

Operator:    This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.